CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated September 23, 2009 for the Fallen Angels Value Fund and the Fallen Angels Income Fund (the "Funds"), both a series of AMM Funds  (the “Trust”) and to all references to our firm included in or made a part of this Post-Effective Amendment No. 4 under the Securities Act of 1933 and Post-Effective Amendment No. 5 under the Investment Company Act of 1940 to Fallen Angels Family of Funds’ Registration Statement on Form N-1A (File Nos. 333-135714 and 811-21927), including the references to our firm under “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Funds.

Abington, Pennsylvania

November 25, 2009